Exhibit 2.1

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

EXPEDITION AG HOLDINGS, LLC,

S2G BUILDERS FOOD & AGRICULTURE FUND III, LP,

PROAGINVEST, LLC,

STEVE KAHN,

BENSON HILL, INC.,

BENSON HILL HOLDINGS, INC.,

BENSON HILL FRESH, LLC,

BENSON HILL SEEDS HOLDING, INC.,

BENSON HILL SEEDS, INC.,

BHB HOLDINGS, LLC,

and

J&J SOUTHERN FARMS, INC.

Dated as of May 20, 2025

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of May 20, 2025, is made by and among (i) S2G Builders Food & Agriculture Fund III, LP (an affiliate and designee of S2G Investments, LLC), (ii) Expedition Ag Holdings, LLC, (iii) Steve Kahn, (iv) ProAgInvest, LLC, ((i) through (iv), collectively, or their designee entity, “Buyer”); (v) Benson Hill, Inc., a Delaware corporation, (vi) Benson Hill Holdings, Inc., a Delaware corporation, (vii) Benson Hill Fresh, LLC, a Delaware limited liability company, (viii) Benson Hill Seeds Holding, Inc., a Delaware corporation, (ix) Benson Hill Seeds, Inc., a Delaware corporation, (x) BHB Holdings, LLC, a North Carolina limited liability company, (xi) J&J Southern Farms, Inc., a Florida corporation (each of (v) through (xi), a “Seller”, and collectively, the “Sellers”). Buyer and Sellers are collectively referred to as the “Parties” and each individually as a “Party”. Exhibit A contains definitions of certain capitalized terms used in this Agreement.

RECITALS

WHEREAS, Sellers carry on the business of research, development, production, marketing, sale and licensing of agricultural seed products and related services (the “Business”);

WHEREAS, On March 20, 2025, Sellers commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code by filing a petition for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Bankruptcy Proceeding”);

WHEREAS, Sellers will seek to obtain from the Bankruptcy Court an order (the “Bid Procedures Order”), among other things, approving bid procedures for the sale of Sellers’ assets (the “Bid Procedures”), approving stalking horse bid protections with respect to Sellers’ entry into a stalking horse purchase agreement, scheduling the Auction for, and Sale Hearing(s) to approve, the sale of Sellers’ assets, approving the form and manner of notices of sale, the Auction and Sale Hearing(s);

WHEREAS, Buyer and Sellers are contemplating, among other things, that following the execution of this Agreement, Buyer will act as a “stalking horse bidder” pursuant to the Bid Procedures for the Business, meaning that, in the absence of Sellers’ acceptance of a superior bid made in accordance with the Bid Procedures, Buyer will purchase Sellers’ right, title and interest in and to the Transferred Assets and assume the Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement, in accordance with the Bid Procedures and subject to obtaining the Sale Order (the “Acquisition”);

WHEREAS, the Parties desire to consummate the Acquisition as promptly as practicable following the satisfaction of the conditions precedent set out herein, including the issuance by the Bankruptcy Court of the Sale Order;

WHEREAS, the Acquisition and the transactions contemplated by this Agreement and the agreements contemplated hereby are subject to the approval of the Bankruptcy Court and will be consummated only subject to the terms and conditions set forth herein and in accordance with the Sale Order and the Bid Procedures Order to be entered in the Bankruptcy Proceeding;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

PURCHASE AND SALE OF THE BUSINESS

Section 1.1          Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, subject to Section 1.7, at the Closing, Sellers shall Transfer or caused to be Transferred to Buyer, and Buyer shall purchase and acquire from Sellers, the entirety of the right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, where real, personal, tangible or intangible, Related to the Business and held by Sellers or their Affiliates (other than Excluded Assets), including the following assets, properties and rights, in each case free and clear of all Liens, charges, encumbrances, and interests of any sort or nature whatsoever (other than Permitted Encumbrances) (collectively, the “Transferred Assets”):

(a)            Accounts Receivable and all deposits, cash and cash equivalents, checks, funds, bank accounts and similar cash items;

(b)            Inventory;

(c)            Transferred Leased Property;

(d)            Fixtures and Equipment;

(e)            Transferred Intellectual Property;

(f)             each Contract, Transferred Lease and Intellectual Property Agreement listed on Schedule 1.1(f) (as may be modified from time to time pursuant to Section 1.6, the “Assigned Contracts Schedule”) that is assumed and assigned subject to the procedures set forth in the Bid Procedures Order (such Contracts collectively, the “Closing Assigned Contracts”), provided that the Closing Assigned Contracts shall include that certain Soybean Seed Production Agreement dated April 1, 2024 between Benson Hill Seeds, Inc. and Remington Seeds, LLC and any similar or updated agreement to be entered into between the aforementioned parties for the 2025 growing season (collectively, the “Remington Contract”);

(g)            the Books and Records (subject to the rights of the Debtors and their successors and assigns, including, without limitation, any trustee or other estate representative under this Agreement);

(h)            to the extent their Transfer is permitted by Law, all Permits that are held by Sellers and applications therefor (the “Transferred Permits”);

(i)             all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties to the extent related to a Transferred Asset, but excluding any refunds of Taxes to the extent included in Section 1.2(f) and any prepayments or deposits of any Asset Taxes prior to the Closing for which Seller shall receive credit to the extent provided in Section 6.4(b);

(j)             the equity interests, if any, set forth on Schedule 1.1(j);

(k)            all Avoidance Actions and other Actions (i) related to any Transferred Assets or (ii) against counterparties to Closing Assigned Contracts (for the avoidance of doubt the acquisition of such Avoidance Actions and Actions by Buyer shall effect the release of such Avoidance Actions and Actions as of Closing);

(l)             any claim, right, award, recovery, indemnity, warranty, right to insurance proceeds, refund, reimbursement, audit right, duty, obligation, Liability or other intangible right in favor of or owed to any Seller (other than rights arising under or relating to this Agreement and the Transaction Documents), (i) to the extent related to any Transferred Asset or (ii) related to any insurance proceeds as set forth in Section 6.9(a); and

Section 1.2          Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that nothing in this Agreement shall be construed to obligate any Seller to Transfer to Buyer any of the following assets, properties or rights of any Seller (all of which assets, properties and rights other than the Transferred Assets being referred to as the “Excluded Assets”), for which each Seller shall retain all of its respective right, title and interest in and to the Excluded Assets and Buyer shall not acquire and shall have no rights or Liabilities with respect to the right, title and interest of each Seller in and to the Excluded Assets:

(a)            any claim, right, award, recovery, indemnity, warranty, refund, reimbursement, or other intangible right in favor of or owed to any Seller to the extent not related to a Transferred Asset;

(b)            any shares or other equity interests in any Person or any securities of any Person other than as set forth on Schedule 1.1(j);

(c)            the articles and notice of articles, corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of any Seller or any Affiliate of any Seller;

(d)            all Intellectual Property listed on Schedule 1.2(d);

(e)            all personnel records (including all human resources and other records) of any Seller or any of their Affiliates relating to employees of any Seller or any of their Affiliates, in either case, other than the individual personnel records of the Continuing Employees;

(f)            any refund of any Taxes paid by any Seller, other than refunds of Asset Taxes allocable to Buyer pursuant to Section 6.4(b); provided that to the extent any Tax refund constituting an Excluded Asset is subsequently disallowed or required to be returned to the applicable Governmental Entity, the amount of such Tax refund (together with any applicable interest and penalties imposed by such Governmental Entity) shall constitute an Excluded Liability;

(g)            all consideration received by any Seller or their Affiliates pursuant to, and all rights of any Seller and their Affiliates under, this Agreement or any Transaction Document, subject to the terms hereof and thereof, including, without limitation , the Wind Down Amount and the Wind Down Account;

(h)            all of the assets set forth on Schedule 1.2(h);

(i)             all Seller Contracts that are not Closing Assigned Contracts (the “Excluded Contracts”);

(j)             all Intracompany Receivables;

(k)            all insurance policies, including, without limitation, excess policies, tails, and related agreements and arrangements, and, other than as set forth in Section 1.1(l), related proceeds, including, without limitation, directors and officers insurances and any right to proceeds related thereto;

(l)             originals of all Tax Returns and related workpapers, books and records;

(m)            other than as set forth in Section 1.1(k) or Section 1.1(l), all Avoidance Actions and Actions owned by or available to any Seller, whether in Law or equity and under any forum (including, purely by way of example and without limitation, United States federal courts, any state court, any foreign court and any extrajudicial dispute resolution mechanism), and whether derivative or otherwise (such Avoidance Actions and Actions, the “Excluded Actions”);

(n)            the cash and non-cash proceeds of the Excluded Actions, including, without limitation, insurance proceeds;

(o)            any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid Procedures Order; and

(p)            copies (electronic or otherwise) or comparable access rights, of/to the Books and Records as provided under this Agreement.

Section 1.3          Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer will assume, without duplication, and will otherwise in a timely manner pay, perform and discharge and be responsible for, in accordance with their respective terms, only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)            all Liabilities for, or related to any obligation for, any Tax that Buyer bears under Section 6.4(b);

(b)            all Liabilities under the Closing Assigned Contracts, solely to the extent incurred after the Closing, other than Liabilities attributable to (i) any failure by Sellers to comply with the terms thereof, or (ii) any failure of Sellers to comply with any Law;

(c)            all Cure Costs in connection with any Closing Assigned Contract;

(d)            all Liabilities under any Transferred Permit, solely to the extent arising out of any breach that occurred after the Closing; and

(e)            all Liabilities relating to any Continuing Employees, solely to the extent arising after the Closing.

Section 1.4          Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, other than the Assumed Liabilities, the Parties expressly acknowledge and agree that Buyer will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers, or otherwise with respect to the Transferred Assets, or relating in any manner to the assumption, ownership or operation of, the Business, of any kind or nature whatsoever, including without limitation the following Liabilities (all such Liabilities that are not Assumed Liabilities, collectively, the “Excluded Liabilities”):

(a)            all Accounts Payable;

(b)            all Liabilities arising out of, or relating to, the Excluded Assets;

(c)            all Liabilities under or relating to the Seller Plans or arising from or relating to any Seller’s relationship with any current and former employees and independent contractors of such Seller;

(d)            all Liabilities arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions by or on behalf of Sellers and any fees and disbursements of legal counsel, accountants, brokers, financial advisors or other Representatives of Sellers;

(e)            all Taxes (i) of Sellers for any period, or (ii) otherwise relating to the operation of the Business, or the ownership, possession, or use of the Transferred Assets at or prior to Closing, including all Liabilities for, or related to any obligation for, any Tax that Seller bears under Section 6.4; and

(f)            all Liabilities under Permits that are held by Sellers that are not Transferred Permits; and

(g)            all other Liabilities and obligations relating to the operation of the Business, or the ownership, possession, or use of the Transferred Assets at or prior to Closing, including without limitation any funded indebtedness existing prior to Closing.

Section 1.5          Assumption and Assignment of Contracts.

(a)            Sellers shall assign to Buyer, and Buyer shall assume, the Closing Assigned Contracts at the Closing pursuant to the Sale Order, subject to the other provisions of this Section 1.5. Buyer shall pay all Cure Costs in respect of the Closing Assigned Contracts.

(b)            The Sale Order shall provide for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer, of each Closing Assigned Contract on the terms and conditions set forth in Section 1.6.

Section 1.6          Bankruptcy Proceeding Assumption and Assignment of Contracts.

(a)            Sellers shall file with the Bankruptcy Court no later than two business days following the entry of the Bid Procedures Order a notice (a “Notice of Potential Assumption and Assignment”) in the form approved by the Bid Procedures Order and serve such Notice of Potential Assumption and Assignment by first-class mail on all non-Seller counterparties to those certain Contracts Related to the Business that Sellers are potentially seeking to assume and assign in accordance with this Agreement and in connection with the transactions contemplated hereby (each, a “Proposed Assigned Contract”). The Notice of Potential Assumption and Assignment will, among other things, (i) identify each Proposed Assigned Contract and (ii) list the proposed Cure Cost amount computed by Sellers. In the event that Buyer or Sellers identify any additional Contracts or non-Seller counterparties that were not included in or served with the Notice of Potential Assumption and Assignment, Sellers may subsequently serve the non-Seller counterparties with a supplemental Notice of Potential Assumption and Assignment and the assignment procedures set forth in the Bid Procedures Order shall nevertheless apply to such non-Seller counterparty. Within twelve hours following the conclusion of the Auction, Buyer shall provide to Sellers, and Sellers shall file with the Bankruptcy Court an Assigned Contracts Schedule reflecting the list of the Closing Assigned Contracts. At the Closing, Sellers shall assume and assign to Buyer the Closing Assigned Contracts, in each case, pursuant to section 365 of the Bankruptcy Code or the Sale Order, subject to provision by Buyer of adequate assurance as may be required under section 365 of the Bankruptcy Code and the payment by Buyer of all Cure Costs related to the Closing Assigned Contracts.

(b)            Not later than three days prior to the expected Closing Date (or such later date as may be approved by the Bankruptcy Court) (the “Designation Deadline”)), Buyer may, in its sole discretion, remove or designate additional Proposed Assigned Contracts as Closing Assigned Contracts, and shall provide written notice to Sellers of their final list of Closing Assigned Contracts in the form of an updated Assigned Contracts Schedule.

(c)            For the avoidance of doubt, (x) any Proposed Assigned Contracts not identified as a Closing Assigned Contract on the Assigned Contracts Schedule shall be deemed to be an Excluded Contract, shall be deemed removed from the final Assigned Contracts Schedule, and may be rejected by any Seller party thereto after the expiration of the Designation Deadline, (y) no prepetition Cure Cost shall be due or payable with respect to any Closing Assigned Contract until the permanent assumption and assignment thereof and (z) each Closing Assigned Contract on the final Assigned Contracts Schedule shall concurrently be deemed to have become a Transferred Asset.

(d)            In the Bid Procedures Order (or as necessary in one or more separate motions), Sellers shall request that any non-Seller counterparty to a Proposed Assigned Contract that fails to object in accordance with the Assignment Procedures set forth in the Bid Procedures Order, shall be barred from objecting to the Cure Costs and from asserting any additional cure or other amounts (except for any cure amounts that accrue after the filing of the Notice of Potential Assumption and Assignment and prior to Closing) with respect to such Proposed Assigned Contract in the event it is assumed and/or assigned by Sellers, and Sellers and Buyer shall be entitled to rely solely upon the Cure Costs, and such non-Seller counterparty and Sellers shall be deemed to have consented to the assumption, assignment, and/or transfer of such Proposed Assigned Contract.

(e)            At Buyer’s reasonable request, and at Buyer’s sole cost and expense (other than the incremental cost of Sellers’ counsel and other advisors in connection with such cooperation), Sellers shall reasonably cooperate with Buyer to allow Buyer to enter into an amendment of any Closing Assigned Contract (including, without limitation amending any Cure Costs) upon assumption of such Closing Assigned Contract by Buyer (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested by Buyer in negotiations with the counterparties thereof); provided that (i) in no event shall any such amendments be effective prior to the Closing and (ii) Sellers shall not be required to enter into any such amendment if such amendment would result in the incurrence of any Liability by Sellers that is not otherwise paid by Buyer at the time of the assumption by Sellers of such Closing Assigned Contract.

(f)            Subject to Section 1.6(h), to the extent that there is (i) an objection to the assignment and assumption of any Closing Assigned Contract outstanding at the Closing Date, or (ii) any Necessary Consent that is required to assume and assign to Buyer any Closing Assigned Contract is not obtained by the Closing Date, each Seller shall, with respect to each such Seller Contract, from and after the Closing and until the earlier to occur of (A) the date on which such objection is resolved or such applicable Necessary Consent is obtained, and (B) the date on which such Seller Contract is deemed rejected under Section 365 of the Bankruptcy Code, use commercially reasonable efforts during the term of such Seller Contract (and to the extent the term of such Seller Contract ends prior to the earlier of clause (A) or (B)) to (1) provide to Buyer the benefits under such Seller Contract, (2) cooperate in any reasonable and lawful arrangement, including holding such Seller Contract in trust for Buyer pending resolution of such objection or receipt of the Necessary Consent, designed to provide such benefits to Buyer, and (3) use its commercially reasonable efforts to enforce for the account of Buyer any rights of such Seller under such Seller Contract, including the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the written direction of Buyer; provided, however, that notwithstanding the foregoing, Sellers shall not be obligated to take any action that breaches, violates or results in default under the terms of any Seller Contract (other than rejection of such Seller Contract pursuant to the terms of this Agreement). Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 1.6(g).

(g)            Notwithstanding the foregoing, a Seller Contract shall not be a Closing Assigned Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Seller Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code or (ii) the subject of an objection to assignment or assumption or requires a Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Buyer of such Seller Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such Necessary Consent has not been obtained prior to the 60th day following the Closing (as such 60-day period may be extended by mutual agreement of Buyer and Sellers).

Section 1.7          Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not affect the assignment or transfer of any Transferred Asset (including any Closing Assigned Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would be reasonably likely to subject Buyer, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization, consent or waiver of, or granting or issuance of any license or Permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Buyer thereunder or (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer.

Section 1.8          Wrong Pocket.

(a)            Subject to Section 1.7, if at any time after the Closing Date (i) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Sellers or any of their Affiliates holds any Transferred Assets or Assumed Liabilities, Buyer or the applicable Seller, as applicable, will promptly Transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

(b)            Without limiting the generality of the foregoing, in the event Buyer, on the one hand, or any Seller or any of their Affiliates, on the other hand, become aware after the Closing Date of any Intellectual Property that continues to be owned by Sellers that Buyer reasonably identifies as Transferred Intellectual Property but was not included in the Transferred Assets assigned to Buyer at Closing (“Omitted Transferred IP”), the applicable Seller shall execute and deliver all instruments and documents reasonably necessary in connection with transferring all right, title, and interest of such Intellectual Property to Buyer or its designee, or if the foregoing is not immediately practicable or such Seller in good faith disputes whether such Omitted Transferred IP should have been included as Transferred Intellectual Property, granting to Buyer or its designee, to the extent possible, an immediate license or other right to use such Intellectual Property on a royalty-free basis until the resolution of such dispute. In connection with the foregoing, Sellers shall also deliver to Buyer any Related Materials applicable to the Omitted Transferred IP.

Section 1.9          Further Conveyances and Assurances. From time to time following the Closing, Sellers and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to each Seller and its respective Affiliates and their respective successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

Article II

Consideration; Closing

Section 2.1          Consideration. The purchase price for the Transferred Assets (the “Purchase Price”) shall equal the sum of: (i) the assumption of the Assumed Liabilities, including payment in cash of the Cure Costs; (ii) the amount required to pay and satisfy in cash the Closing Costs; (iii) the Remington Financing Obligation; (iv) the payment of the Wind-Down Amount in cash by wire transfer of immediately available funds to an account designated by Sellers in writing no later than two days prior to Closing (the “Wind-Down Account”); and (v) the full amount of the DIP Obligations applied as a credit bid pursuant to section 363(k) of the Bankruptcy Code (as an offset against and in full satisfaction of the DIP Obligations) (the “Credit Bid”, and such amount, the “Credit Bid Amount”); provided, however, that Buyer reserves the right to increase the Purchase Price, subject to the Bidding Procedures Order and applicable Law; provided, further, that nothing herein shall be deemed to be a waiver by Buyer of the right to object to the retention application or any “success fee” or similar fee sought by or on behalf of Piper Sandler & Co.

Section 2.2          Closing. The closing of the purchase and sale of the Acquisition (the “Closing”) shall take place remotely, via electronic exchange of documents, (a) on the third Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied (or waived by the party hereto entitled to waive such condition), but in no event later than the Termination Date, or (b) at such other date, time, and place as the Parties may mutually agree. The date on which the Closing occurs is called the “Closing Date”. For all purposes, Closing shall be deemed to have occurred as of 11:59 p.m. Central Time on the Closing Date.

Section 2.3          Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, the following:

(a)            the Purchase Price in the form and as required to be made pursuant to Section 2.1;

(b)            the certificates to be delivered pursuant to Section 7.3(c);

(c)            a duly executed counterpart to each of the Transaction Documents;

(d)            duly executed counterparts to one or more assumption and assignment agreements with respect to the Transferred Leases and Closing Assigned Contracts substantially in the form and substance reasonably acceptable to Buyer and Sellers (the “Assignment and Assumption Agreements”);

(e)            a duly executed counterpart to the instrument of one or more assignments (e.g., separate assignments for issued or applied for patents, Trademarks, and copyrights) substantially in form and substance reasonably acceptable to Buyer and Sellers with respect to the transfer of Registered Intellectual Property (the “IP Assignments”);

(f)            such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Buyer and Sellers, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Buyer; and

(g)            copies (including electronic copies) of or access to the Books and Records.

Section 2.4          Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

(a)            the Transferred Assets;

(b)            the certificate to be delivered pursuant to Section 7.2(f);

(c)            a duly executed counterpart to each of the Transaction Documents;

(d)            an IRS Form W-9 with respect to each Seller, duly completed and executed;

(e)            subject to the Seller’s continuing right to copies of and to access to the Books and Records hereunder, the Books and Records; provided that the delivery obligations of Sellers hereunder shall be deemed satisfied if such Books and Records remain at the Transferred Leased Property;

(f)            a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Buyer free and clear of any Liens (other than Permitted Encumbrances);

(g)            duly executed counterparts to the Assumption and Assignment Agreements;

(h)            a duly executed counterpart to the IP Assignments;

(i)            any tangible embodiments of the Transferred Intellectual Property, together with any documentation in Sellers’ possession reasonably necessary for Buyer to use, exploit, and derive benefit from the Transferred Intellectual Property (e.g., documentation for software, manuals and other written materials for know-how and processes) (“Related Materials”); and

(j)            such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the applicable Seller.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except (x) as set forth in the corresponding numbered section or subsection of the Seller Disclosure Schedule (it being agreed that for the purposes of the representations and warranties made by Sellers in this Agreement, disclosure of any item in the Seller Disclosure Schedule shall be deemed disclosed with respect to any other section or sub-section of the Agreement to which the relevance of such item is reasonably apparent on its face) or (y) to the extent relating to the Excluded Assets or the Excluded Liabilities, Sellers each represent and warrant to Buyer as of the date of this Agreement and as of the Closing as follows:

Section 3.1          Organization; Good Standing. Each Seller is duly incorporated, formed or organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation, formation or organization. Each Seller has all requisite corporate, limited liability company, or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it has been conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, in the aggregate, have a Material Adverse Effect.

Section 3.2          Authority; Approval. Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby:

(a)            each Seller has all right, power and authority to enter into and perform its obligations under the Transaction Documents to which it is or will become a party and has all requisite corporate, limited liability company, or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is or will become a party; and

(b)            this Agreement has been duly executed and delivered by each Seller and, assuming due execution and delivery by Buyer, will constitute a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Equitable Exception”).

Section 3.3          Governmental Filings; No Violations.

(a)            Other than filings, notices, reports, consents, registrations, approvals, Permits and authorization set forth on Schedule 3.3(a), and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, Permit or authorization is required to be given, filed or obtained by any Seller to or from any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or the transactions contemplated hereby, except those that the failure to make or obtain would not, in the aggregate, be material to the Business.

(b)            The execution, delivery and performance by Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination or acceleration of any obligation under, or result in the creation of any Lien upon any of the Transferred Assets (i) under any provision of the articles, by-laws, operating agreements, or comparable governing documents of any Seller, (ii) subject to the Sale Order or any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, any Law or Order to which any Seller, the Business and the Transferred Assets are subject, or (iii) subject to the Sale Order or any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, any Material Contract.

Section 3.4          Financial Statements. The financial statements set forth in Schedule 3.4 (the “Financial Statements”) present fairly, in all material respects the consolidated financial position of Sellers in respect of the Business as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

Section 3.5          Litigation. Except as set forth in Schedule 3.5 and the general pendency of the Bankruptcy Proceeding, there are no Actions pending or, to the Knowledge of Sellers, threatened against or affecting any Seller or relating to the Business or that are attributable to any of the Transferred Assets or the ownership or operation thereof.

Section 3.6          Real Property.

(a)            Sellers do not own any real property;

(b)            to Seller's Knowledge, the Transferred Leased Property is in compliance with all applicable zoning ordinances and there are no pending or contemplated zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions, or agreements affecting or potentially affecting the Transferred Leased Property or any part thereof;

(c)            to Seller’s Knowledge, the Transferred Leased Property, including, without limitation, all building systems and structural components are in good condition and repair, and there exist no defects in the Transferred Leased Property;

(d)            there are no pending, or to Seller’s Knowledge, contemplated, or threatened condemnation or eminent domain proceedings against Seller, the Transferred Leased Property, or any part thereof;

(e)            there are no: (a) pending, or, to Seller’s Knowledge, threatened special assessments affecting the Transferred Leased Property; or (b) contemplated improvement affecting the Transferred Leased Property that may result in special assessments affecting the Transferred Leased Property; and

(f)            (i) No Seller has received any notice (whether written or oral) from any other party under any Transferred Lease, terminating such Transferred Lease; (ii) to Seller's Knowledge, no other party has any option to purchase any Transferred Leased Property or any portion thereof; (iii) to Seller's Knowledge, none of the parties to any Transferred Lease is in default of any of its obligations thereunder and no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder, and no party has sent written notice to any Seller claiming that such Seller is in default, which default remains uncured; and (iv) to Seller's Knowledge, there are no parties with any right to possession of any Transferred Leased Property or any part thereof other than Sellers.

(g)            Schedule 3.6(d) is a true, correct, and complete list of the security deposits, whether in cash or in the form of a letter of credit, being held under the Transferred Leases. There are no security deposits other than those set forth on Schedule 3.6(d).

Section 3.7            Material Contracts.

(a)            Other than this Agreement, the other Transaction Documents and the DIP Credit Agreement, Schedule 3.7 sets forth a true and correct list of the following Seller Contracts that are Related to the Business or used in or held for use in the Business (together, the “Material Contracts”):

(i)            any joint venture agreements, partnership agreements, purchase and sale agreements or similar agreements in connection with the Business;

(ii)           any Seller Contract which is reasonably expected by Sellers as of the date hereof to either (i) involve any future receipts of revenues by any Seller or Sellers in excess of $75,000 in the aggregate during the 2025 calendar year (excluding purchase orders entered into in the ordinary course of business) or (ii) involve any future aggregate payments or obligations by any Seller or Sellers in excess of $75,000 in the aggregate during the 2025 calendar year;

(iii)          any non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts the Business;

(iv)          any Seller Contract (A) imposing on the Business any future minimum take-or-pay requirements, or (B) granting any type of exclusive rights to any Person or requiring that any Seller purchase all of its requirements of a specified good from any Person in an amount;

(v)           any Seller Contract with a Governmental Entity;

(vi)          any Transferred Lease;

(vii)         any Seller Contract pursuant to which any Seller currently leases personal property to or from any Person providing for lease payments in excess of $50,000 during the 2025 calendar year;

(viii)        any Seller Contract pursuant to which any Seller licenses personal property to or from any Person providing for license payments in excess of $50,000 during the 2025 calendar year;

(ix)           any Seller Contract for the purchase of seed or grain;

(x)            any Seller Contract for the processing or crushing of grain; and

(xi)           any collective bargaining agreement with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with Seller.

(b)            No Seller is in breach or default under any Material Contract and no Seller has received a written notice of a breach or default of the terms of any Material Contract, except in each case for those breaches or defaults which, upon entry or issuance of the Sale Order by the Bankruptcy Court, would not preclude such Seller from assigning such Material Contract to Buyer and which would be cured or rendered unenforceable in accordance with the Sale Order. The Material Contracts are in full force and effect in accordance with their terms, except as may be limited by the Equitable Exception, and no event has occurred which constitutes, or which with notice or lapse of time or both would constitute, a breach or default by any Seller (or to Sellers’ Knowledge, any other party thereto) of its obligations under any of the Material Contracts (for the avoidance of doubt, not including with respect to the Bankruptcy Proceeding), except in each case for those breaches or defaults which, upon entry or issuance of the Sale Order by the Bankruptcy Court, would not preclude Sellers from assigning such Material Contract to Buyer and which would be cured or rendered unenforceable in accordance with the Sale Order.

Section 3.8            Compliance with Laws; Permits.

(a)            The Business is and, during the past three years, has been conducted in all material respects pursuant to the Laws applicable to the Business or the Transferred Assets. During the past three years, no Seller has received any written, or to Sellers’ Knowledge, threatened, notice of (i) any investigation or review by any Governmental Entity with respect to the Business or (ii) any material noncompliance with any applicable Laws which noncompliance has not been cured. Each Seller has obtained and is in material compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its Business.

(b)            Each of Sellers is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other U.S. or non-U.S. Law concerning anti-corruption or anti-bribery applicable to the Business, and no Seller is, to Sellers’ Knowledge, being investigated by any Governmental Entity with respect to, or been given notice in writing by a Governmental Entity of, any violation by any of Sellers of the FCPA or any other U.S. or non-U.S. Law concerning anti-corruption or anti-bribery applicable to the Business.

Section 3.9            Brokers and Finders. Except for any Bankruptcy Court-approved fees and expenses that may be payable to Piper Sandler & Co., there are no fees or expenses payable by any Sellers to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers in connection with the transactions contemplated hereby.

Section 3.10          Employees. Schedule 3.10 sets forth the names of all individuals who are Seller Employees as of the date hereof (the individuals set forth on Schedule 3.10, as such Schedule may be updated in accordance with this Section 3.10, the “Scheduled Employees”). Schedule 3.10 also sets forth, for each Scheduled Employee as applicable, the Scheduled Employee’s job title, date of hire, annual base salary, hourly rate, and/or target bonus opportunity for 2025 (as applicable) and the exempt or non-exempt status of each employee under the Fair Labor Standards Act and all applicable state minimum wage and overtime laws. Except as disclosed in Schedules 3.10(d) or 3.10(i): (a) no Seller is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (b) there is no pending or, to the Knowledge of Sellers, threatened strike, lockout, slowdown or work stoppage, (c) there is no Action related to any current or former employee or independent contractor of Sellers of any kind, pending or, to the Knowledge of Sellers, threatened in any forum relating to an alleged violation or breach by Sellers (or its officers, directors or managers) of any Law or Contract, (d) within the past three years, no Seller has received any unresolved demand letters or drafts of suits, charges, or complaints related to any claims made by any current or former employees or independent contractors of such Seller, (e) within the past three years, no Seller has engaged in any plant closing or employee layoff activities that would violate or in any way implicate the WARN Act or any comparable state or local Law, (f) each Seller has at all times during the prior three years materially complied with all applicable Laws relating to employment, including, but not limited to, all applicable Laws relating to wages, hours worked, overtime compensation, collective bargaining, labor relations, discrimination, harassment, retaliation, whistleblowing, hiring, promotion, termination of employees, consumer reports, investigative consumer reports, and background checks, leaves of absence, vacation, paid time off, sick leave, child labor, working conditions, employee privacy, data protection, reasonable accommodations, disability rights, civil rights, safety and health, pay equity, workers’ compensation, meal and rest breaks, immigration, unemployment insurance and the collection and payment of withholding and/or social security Taxes, (g) no Seller has, within the past three years, been cited, audited, or investigated by any Governmental Entity concerning any matter of compliance with Laws related to employment, (h) all employees of Sellers are, and have been for the past three years, for all persons classified as “exempt,” under the requirements of all applicable Laws relating to hours of work and the payment of wages, except as is reasonably likely not to result in a material Liability, and (i) any person currently or formerly performing services for Sellers as a consultant or independent contractor has been properly classified as a non-employee under all applicable Laws, including but not limited to all applicable laws concerning employer obligations for payment of wages, minimum wages, overtime pay, income and payroll tax withholding, unemployment insurance, social security, workers’ compensation, employee health and welfare benefit plans.

Section 3.11          Employee Benefit Plans.

(a)            Schedule 3.11(a) sets forth a true, correct and complete list of all material Seller Plans. Each Seller Plan (including any related trusts and insurance Contracts) has been established, documented, maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation and as applicable in the circumstances, ERISA, the Code and the ITA. Except as is reasonably likely not to result in a material Liability to any Seller or Seller Plan, (i) all contributions or other amounts payable by Sellers with respect to each Seller Plan in respect of current or prior plan years have been timely paid in accordance with the terms of such Seller Plan and applicable Law or, if not yet due, have been accrued in accordance with GAAP and (ii) with respect to any Seller Plans that are subject to ERISA, no Seller and no other Person has engaged in a transaction in connection with which any Seller or any other Person could be subject to either a civil penalty assessed (or a Liability incurred) pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. There are no Actions pending or, to the Knowledge of Sellers, threatened against (or with respect to) any Seller Plan or against any Seller or ERISA Affiliate that involve or relate to any Seller Plan (or the assets thereof), other than routine, uncontested claims for benefits in the Ordinary Course.

(b)            Each Seller Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Seller Plan is the subject of a current unrevoked favorable determination letter (or, in the case of any such Seller Plan that uses a pre-approved plan document, can rely on a current unrevoked favorable opinion or advisory letter issued by the Internal Revenue Service (“IRS”) to the sponsor of such pre-approved plan document) to the effect that such Seller Plan is qualified under Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code. Nothing has occurred that could adversely affect the qualification or tax exemption of any such Seller Plan or its related trust. Sellers have provided Buyer with a copy of the most recent determination, opinion or advisory letter issued by the IRS with respect to each such Seller Plan.

(c)            No Seller or ERISA Affiliate has, at time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to, and no Seller has or could have any Liability (including any contingent Liability and including any Liability be reason of at any time having an ERISA Affiliate) under or with respect to, any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is or, at any time, was subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA, (ii) plan that provides benefits under a “defined benefit provision” of a “pension plan” within the meaning of those terms as set out in the Pension Benefits Standards Act (British Columbia), or (iii) “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, whether or not subject to ERISA.

(d)            Each Seller is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder, to the extent applicable thereto, including, to the extent applicable, the market reform mandates, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations), and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.

(e)            Each Seller Plan that is (or, at any time, was) subject to COBRA has been administered and operated, at all relevant times, in compliance with the requirements thereof. Schedule 3.11(e) sets forth a true, correct and complete list of all individuals who are (or will be) “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), together with the last known address for each such individual, and (i) the type of “qualifying event” (as defined in Section 4980B(f)(3) of the Code) for each such individual and the date on which each such qualifying event occurred or will occur, (ii) the date on which notice of such qualifying event was provided to each such individual (as required by Section 4980B(f)(6)(D) of the Code), (iii) the date on which each such individual lost or will lose coverage under Sellers’ group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (iv) the date on which each such individual elected continuation coverage under Sellers’ group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (v) a description of the continuation coverage elected (or entitled to be elected) by each such individual, and (vi) all other information that may be necessary for Buyer to provide COBRA continuation coverage under Buyer’s group health plans to such individuals should Buyer determine that it or any of its Affiliates is required to do so.

Section 3.12          Title. Subject to Section 1.7 and the Equitable Exception, each Seller, as applicable, has good and valid title to, or in the case of leased assets, has good and valid leasehold interests in, all material Transferred Assets, free and clear of all Liens (other than Permitted Encumbrances) and, at the Closing, Buyer will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, such material Transferred Assets, free and clear of all Liens (other than Permitted Encumbrances) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

Section 3.13          Intellectual Property.

(a)            Sellers own all right, title and interest (including the right to enforce) in and to the Transferred Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. When combined with the Intellectual Property licensed under the Intellectual Property Agreements, the Transferred Intellectual Property constitutes all of the Intellectual Property rights and assets owned by Sellers that is used in or necessary to conduct the Business. All Transferred Intellectual Property shall be owned or available for use by Buyer immediately after the Closing on terms and conditions identical to those under which Sellers or any of their Affiliates owned or used such Transferred Intellectual Property immediately prior the Closing, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Sellers or any of their Affiliates would otherwise be required to pay.

(b)            Schedule 3.13(b) contains a complete and accurate list of all: (i) Registered Intellectual Property (specifying the owner thereof, the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable; provided, however, that the list of Registered Intellectual Property only includes at least one patent property of each patent family that is part of the Registered Intellectual Property; and (ii) material unregistered Transferred Intellectual Property (e.g., unregistered Trademarks) used in the Business. All Transferred Intellectual Property is valid and, to the Knowledge of Sellers, enforceable, and is not subject to any outstanding Order, judgment, injunction or decree materially and adversely affecting Sellers’ or any of their Affiliates’ use thereof or rights thereto or otherwise affecting the validity thereof. The Transferred Intellectual Property does not contain any rights in software.

(c)            Sellers and their Affiliates have taken all actions reasonably necessary , taking into account the status of Sellers in bankruptcy, to maintain and protect all of the Transferred Intellectual Property that is material to the business as of Closing, including the secrecy, confidentiality and value of trade secrets owned or held by any Seller or any of its Affiliates (including any information that would have been a trade secret but for any failure of any Seller or any of its Affiliates to act in a manner consistent with this Section 3.13(c)). None of Sellers or any of their Affiliates has disclosed any material trade secrets to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(d)            No Affiliate of Seller or, to the Knowledge of Sellers, no present or former employee, officer, consultant or contractor of Seller has any ownership, license or other right, title or interest in any Transferred Intellectual Property. Each current, to the Knowledge of Sellers, and former employee, officer, consultant and contractor of any of Sellers or any of their Affiliates who is or has been involved in the development (alone or with others) of any Transferred Intellectual Property by or for any Seller has executed and delivered to the applicable Seller a written and enforceable Contract that assigns to the applicable Seller, without any obligation of payment, all right, title and interest in and to any such Intellectual Property. To the Knowledge of Sellers, no present or former employee, officer, consultant or contractor of any Seller is in violation of any such Contract.

(e)            To the Knowledge of Sellers, the conduct of the Business has not in the past six years infringed, misappropriated, or otherwise violated, and, to the Knowledge of Sellers, as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. To the Knowledge of Sellers, Sellers and their Affiliates have not received any written notice alleging any such infringement, misappropriation of violation by any of Sellers or any of their Affiliates of Intellectual Property owned by any other Person. There has been no in the past three (3) years, and there is no pending or, to the Knowledge of Sellers, threatened action involving any Transferred Intellectual Property (including any actions contesting the validity, use, ownership or enforceability of any of the Transferred Intellectual Property) or the conduct of the Business, or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person. To the Knowledge of Sellers, none of Sellers nor any of their Affiliates has received any written notice in the three years prior to Closing that it must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to Seller. To the Knowledge of Sellers, none of the Transferred Intellectual Property has been or is being infringed upon, misappropriated or otherwise violated by any other Person.

(f)            There is no Action pending before any Governmental Entity (other than the Bankruptcy Proceeding) concerning the ownership, validity, registrability, enforceability, infringement, misappropriation or violation of any Transferred Intellectual Property, excluding any actions by intellectual property offices as part of prosecution of any patents included in the Transferred Intellectual Property. None of the Transferred Intellectual Property is subject to any outstanding injunction, directive, Order, decree, award, settlement or judgment by any Governmental Entity restricting the use or validity thereof.

(g)            All of the computer hardware, firmware, databases, software, systems, information technology infrastructure, and other similar or related items of automated, computerized and/or software systems and infrastructure used, controlled, or relied upon by any of Sellers or any of their Affiliates in the operation of the Business (whether or not outsourced) (collectively, the “Business IT Systems”) are sufficient in all material respects for the needs of the Business, as it is currently conducted. With respect to the Business, Sellers and their Affiliates have in place business continuity and disaster recovery plans that minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Business IT Systems. To the Knowledge of Sellers, there have been no security breaches of or unauthorized access to the Business’s IT systems, or other data security incidents where Personal Information may have been exposed or otherwise compromised.

(h)            Sellers and their Affiliates have maintained and maintain policies and procedures regarding data security, privacy, data transfer and the use, collection, processing, handling, transfer, and protection of data and Personal Information that are reasonable and design to maintain the operation of the Business in compliance with all applicable Laws, leading industry standards (e.g., PCI-DSS) and any customer-facing or internal policies of Sellers and their Affiliates. To the Knowledge of Sellers, the operation of the Business is and has been in compliance in all material respects with all applicable Laws, and with all other applicable legal and contractual requirements pertaining to data privacy and data security. Sellers and their Affiliates have not, in connection with the operation of the Business, been required, pursuant to any applicable Law, leading industry standards, or Contracts, to give notice to any customer, supplier, payment card issuer, Governmental Entity, data subject, or other Person of any actual or alleged data security breaches or data security failures.

Section 3.14          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business:

(a)            for the past three (3) years the Transferred Leased Property has been in compliance in all material respects with all applicable Environmental Laws and, to Sellers’ Knowledge, there are no facts that could give rise to a notice of non-compliance with any Environmental Law with respect to the Business;

(b)            for the past three (3) years there are no writs, injunctions, decrees, Orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or threatened, relating to compliance with or Liability under any Environmental Law affecting the Transferred Leased Property;

(c)            for the past three (3) years, and to Sellers’ Knowledge for any time prior, there has been no waste generated on the Transferred Leased Property by Seller or any of its Affiliates, or to Sellers’ Knowledge, by any legally responsible predecessor corporation of any Seller, with respect to current or historical operations at the Transferred Lease Property, that has given or could reasonably be expected to give rise to any Liability under any Environmental Law; and

(d)            Sellers have made available to Buyer copies of all (i) written environmental site assessment reports for any real property subject to a Transferred Lease that was prepared within the last five years and is in the possession of Sellers, (ii) written documents prepared within the last three years in the possession of Sellers relating to discovery, investigation, threat, presence, or remediation of Hazardous Substances at, on, under or from any real property subject to a Transferred Lease, and (iii) environmental, health or safety compliance audits or reports or compliance-related correspondence with any governmental entity prepared by or on behalf of Sellers within the last five years for any real property subject to a Transferred Lease and in the possession of Sellers.

Section 3.15          Taxes.

(a)            Sellers have filed all material Tax Returns required under applicable Law to be filed by Sellers with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed prior to the Closing (taking into account any extension of time to file); and (ii) paid or remitted all material Taxes required under applicable Law to be paid or remitted by Sellers (whether or not shown as due from Sellers on any such Tax Returns) or adequate arrangements for the payment thereof have been made, except to the extent nonpayment of which is required by the Bankruptcy Code and after the Closing such Taxes are not the subject of Liens on any Transferred Leased Property or otherwise the responsibility of Buyer.

(b)            Each Seller, in all material respects, has (i) withheld all Taxes required to be withheld by it in respect of all payments to employees, officers, managers, directors, and any other Persons and (ii) timely remitted all such Taxes withheld to the appropriate Governmental Entity in accordance with applicable Law.

(c)            Each Seller has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected and (ii) timely paid all sales, use, value added, goods and services, and similar Taxes required to be paid to the appropriate Governmental Entity in accordance with applicable Law.

(d)            No audit or other proceeding with respect to any Taxes or Tax Returns with respect to the Transferred Assets is currently in progress, or has been proposed or threatened in writing or, to Sellers’ Knowledge, otherwise. No Governmental Entity in a jurisdiction where a Seller does not file Tax Returns has made any claim that such Seller is or may be subject to Tax in that jurisdiction.

(e)            No Seller has received written or, to Sellers’ Knowledge, other notice of any outstanding, proposed or assessed Tax deficiency that has not been paid, or accrued for, in accordance with applicable Law, nor has any Seller executed any waiver of any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment, collection or deficiency, which notice, waiver, or extension of time could give rise to a Lien (other than a Lien that will be expunged, released or discharged at the Closing by operation of the Sale Order) on the Transferred Assets.

(f)            There are no Liens for Taxes other than a Lien that will be expunged, released or discharged at the Closing by operation of the Sale Order upon any of the Transferred Assets.

(g)            There are not any outstanding ruling requests, and no rulings have been received, by any Seller relating to Taxes which ruling requests or rulings relate to Taxes which could be a Lien (other than a Lien that will be expunged, released or discharged at the Closing by operation of the Sale Order) on the Transferred Assets.

(h)            No Seller (i) has ever been a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or non-U.S. Tax purposes), and (ii) has any Liability for Taxes of any other Person by reason of Treasury Regulations Section 1.1502-6 (or similar provision of other applicable Law), transferee or successor Liability, Contract, operation of Law or otherwise. None of the Assumed Liabilities is a Contract regarding the sharing or allocation of, or indemnification or reimbursement for, either Liability for Taxes or payment of Taxes (other than customary commercial Contracts entered into with third parties in the Ordinary Course that are not primarily related to Taxes).

(i)            Neither any Seller nor any of their Affiliates is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Scheduled Employee as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(j)            Each Seller is not, and has never been, engaged in a trade or business, and does not have and has never had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar applicable Law) or a fixed place of business, in any country other than the country in which it is incorporated.

(k)            No Seller has ever (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code, or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(l)            Each Seller has complied in all material respects with all applicable Law relating to information reporting and record retention, including to the extent necessary to substantiate any qualified sick leave wages, qualified family leave wages and qualified health plan expenses as defined Sections 3131 and 3132 of the Code (or any comparable provision of other applicable Law), including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(m)            Each Seller has not (i) funded or paid any qualified sick leave wages, qualified family leave wages and qualified health plan expenses as defined in Sections 3131 and 3132 of the Code (or any comparable provision of other applicable Law), or any Medicare Tax on such wages, from amounts allocated to or reserved for the payment of payroll Taxes (including amounts already withheld) or that are set aside for deposit with the IRS or other applicable Governmental Entity or (ii) requested an “advance payment of employer credits” on IRS Form 7200 or otherwise or received a refund of Tax credits for such wages or the “employee retention credit” described in Section 3134 of the Code (or any comparable provision of other applicable Law) or otherwise claimed any such “employee retention credit.”

Section 3.16          No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article III or any certificate delivered hereunder, no Seller nor any other Person on Sellers’ behalf makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby, and each Seller expressly disclaims any other such representation or warranty, whether made by Sellers, any Affiliate of Sellers or any of Sellers’ or their Affiliates’ respective Representatives.

(b)            Each Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI or any certificate delivered hereunder, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers in connection with the transactions contemplated hereby and none of Sellers have relied on any representation or warranty other than those expressly set forth in Article IV or such certificate.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing as follows:

Section 4.1            Organization, Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.2            Authority; Approval.

(a)            Buyer has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite limited liability company or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated hereby. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Transaction Documents to which it is or will become party.

(b)            This Agreement has been duly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Equitable Exception.

Section 4.3            Government Filings; No Violations.

(a)            Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, Permit or authorization is required to be given, filed or obtained by Buyer to or from any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

(b)            The execution, delivery and performance by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) any provision of the articles, by-laws or comparable governing documents of Buyer, (ii) subject to the Sale Order, any Law or Order to which Buyer is subject or (iii) subject to the Sale Order, any Contracts to which Buyer is a party, except, in the case of clauses (i) and (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4            Litigation. There are no Actions pending against Buyer, and Buyer is not subject to any Order, in each case, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5            Brokers and Finders. Except for fees and expenses payable by Buyer, there are no fees or expenses payable to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer in connection with the transactions contemplated hereby.

Section 4.6            No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV or any certificate delivered hereunder, neither Buyer nor any other Person on Buyer’s behalf makes any other express or implied representation or warranty with respect to Buyers or the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer or any of Buyer’s or its Affiliates’ respective Representatives.

(b)            Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or any certificate delivered hereunder, no Seller nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer in connection with the transactions contemplated hereby and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III or such certificate.

Article V

BANKRUPTCY MATTERS

Section 5.1            Competing Transactions.

(a)            Consummation of the transactions contemplated hereby is subject to approval by the Bankruptcy Court and the consideration by Debtors and the Bankruptcy Court of higher or better competing bids. From and after the date hereof until the Auction is declared closed by Debtors in accordance with the Bid Procedures Order, Sellers shall be permitted to cause their respective Representatives and Affiliates to (i) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates, agents and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Transferred Assets to a purchaser or purchasers other than Buyer or effecting any other transaction the consummation of which would be substantially inconsistent with or in lieu of the transactions contemplated hereby, including by way of any merger, share purchase or exchange, asset purchase, tender offer, business combination, consolidation, joint venture, license, restructuring, reorganization, recapitalization, spin-off, split-off, or other transaction (a “Competing Transaction”), and (ii) respond to any inquiries or offers with respect to a Competing Transaction, including the purchase of all or any part of the Transferred Assets (whether in combination with other assets of Sellers or otherwise) and perform any and all other acts related thereto which are required or permitted under the Bankruptcy Code, the Bid Procedures Order, or other applicable Law, including supplying information relating to the Business and the assets of Sellers to prospective purchasers.

(b)            If, upon completion of the Auction, Sellers have agreed to sell their assets under a Competing Transaction, Sellers may select Buyer as a Back-Up Bidder (as defined in the Bid Procedures) or may select another Back-Up Bidder as provided in the Bid Procedures on the terms and conditions contained herein (as revised in the Auction), or may select another Back-Up Bidder as provided in the Bid Procedures Order. Buyer hereby agrees and acknowledges that it shall serve as a Back-Up Bidder if so requested, provided, for the avoidance of doubt, that Buyer shall in no event be required to be a Back-Up Bidder for a period beyond the Termination Date.

(c)            Sellers agree that all pleadings with respect to the transactions contemplated hereby, including any reply in support thereof or any pleading relating to the assignment or assumption of Contracts, shall be provided to Buyer as soon as reasonably practicable, but in no event less than two (2) Business Days, prior to filing and shall be reasonably acceptable to Buyer. Buyer and Sellers understand and agree that such contemplated transactions are subject to approval by the Bankruptcy Court.

Section 5.2            Bankruptcy Court Filings.

(a)            Buyer and Sellers shall take all actions as may be reasonably necessary to cause the Sale Order to be issued, entered and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order including a finding of adequate assurance of future performance by Buyer within the meaning of section 365 of the Bankruptcy Code, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” Buyer under section 363(m) of the Bankruptcy Code.

(b)            Sellers shall use their commercially reasonable efforts to (i) hold the Auction, unless an Auction is not required to be held pursuant to the terms of the Bid Procedures, on or before May 15, 2025 and (ii) file and have entered the Sale Order on or before May 22, 2025.

(c)            The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, including, with respect to Debtors, sharing in advance any drafts thereof for Buyer’s review and comment. Except as pursuant to the Bid Procedures in connection with a Competing Transaction, no Seller shall seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of Buyer.

(d)            If the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), subject to rights otherwise arising from this Agreement, Sellers shall use commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

Article VI

COVENANTS

Section 6.1            Access and Information.

(a)            From the date hereof through the Closing Date, subject to Section 6.1(b), Buyer will be entitled, through its Representatives, to have reasonable access to the Scheduled Employees, the Transferred Assets and information of the Business regarding Assumed Liabilities. Any such access will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use their commercially reasonable efforts to cause their Representatives to cooperate with Buyer and Buyer’s Representatives in connection with such access, and Buyer and its Representatives will cooperate with Sellers and their Representatives; provided that: (i) any such access shall be conducted at Buyer’s expense, in accordance with applicable Law, under the supervision of Sellers’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business of Sellers and their Affiliates; and (ii) the foregoing shall not require Sellers to disclose information or materials protected by attorney-client privilege; or (B) relating to other bids or potential bids for any of the Transferred Assets.

(b)            All information received pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement.

Section 6.2            Interim Operations of the Business. Except (a) (i) as required by applicable Law, or (ii) as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, (b) as otherwise expressly contemplated by this Agreement or another Transaction Document, (c) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (d) as set forth on Schedule 6.2, or (e) to the extent exclusively related to any Excluded Assets or Excluded Liabilities, during the period from the date hereof to and through the Closing Date, Sellers will conduct the Business in the Ordinary Course, including satisfying all post-petition amounts payable during such period, and will use commercially reasonable efforts to maintain the Transferred Assets in their current condition, ordinary wear and tear excepted, and to preserve intact its existing business organization, keep available the services provided to its customers, and maintain existing relationships with licensors licensees, suppliers, contractors, employees, distributors and others having relationships with the Business. Without limiting the generality of the foregoing, prior to the Closing, Sellers shall not, except as required pursuant to the rules and direction of the Bankruptcy Court, undertake any of the following:

(a)            assign, transfer, or dispose of any Transferred Assets, other than Inventory in the Ordinary Course;

(b)            pledge, lease, license or create any encumbrance (other than a Permitted Encumbrance) on or authorize the pledge, lease, license or granting of any encumbrance (other than a Permitted Encumbrance) of or on any of the Transferred Assets, other than (i) in the Ordinary Course or (ii) that will be released at or prior to the Closing;

(c)            (i) terminate Kim Hurst, Aaron Robinson, Andrew Miller, Mallar Mukherjee, Matthew Begemann, Cassie Winn, or any key sales representative (as such group mutually is agreed between Buyer and Sellers) outside of terminations for misconduct reasonably justifying immediate termination, (ii) hire any management level employee, contractor or consultant, except for those whose employment can be terminated at-will without material liability;

(d)            (i) modify, amend, or breach any Material Contract or Intellectual Property Agreement, or terminate, cancel or renew (or allow a renewal option to lapse with respect to) any Material Contract or Intellectual Property Agreement; or (ii) waive, release, rescind or assign any material rights or claims under, fail to use reasonable efforts to enforce or knowingly violate the terms of any Material Contract or Intellectual Property Agreement;

(e)            enter into any Contract that would constitute a Material Contract had such Contract been entered into prior to the date of this Agreement;

(f)            sell, assign, transfer, allow to lapse, abandon, cancel, fail to renew, fail to continue to prosecute, protect or defend, or otherwise dispose of or convey any material Transferred Intellectual Property;

(g)            enter into any joint venture, partnership, limited liability company or operating agreement or similar agreement with any Person with respect to the Business or that involves any Transferred Assets;

(h)            sell, assign, license, transfer, permit to lapse, abandon or otherwise dispose of any Intellectual Property or other intangible assets (including any disposition as a result of any failure to pay maintenance fees or any abandonment, expiration or lapse of any Transferred Intellectual Property or intangible asset), in each case, Related to the Business, but excluding non-exclusive licenses granted by Sellers in the Ordinary Course;

(i)            revalue any of the Transferred Assets or make any change in any accounting methods, principles or practices in connection with the Business;

(j)            settle, pay, discharge or satisfy any Action of any Seller or of any Sellers or their Affiliates that would constitute a Transferred Asset or Assumed Liability, including where such settlement, payment, discharge or satisfaction would impose any restrictions or limitations upon the operations of the Business after the Closing;

(k)            commence a lawsuit with respect to the Business other than in such cases where Sellers in good faith determine that failure to commence a suit would result in a material impairment of a valuable aspect of the Business; provided that Sellers consult with Buyer before filing such a suit;

(l)            take any action inconsistent with, or that would violate, the DIP Credit Agreement; or

(m)            other than in the Ordinary Course, fail to maintain insurance coverage substantially similar to the coverage covering the Transferred Assets existing as of the date of this Agreement.

Section 6.3            Cooperation; Status Updates; Regulatory Filings.

(a)            Cooperation. Subject to the terms and conditions set forth in this Agreement, the Orders of the Bankruptcy Court, the Parties shall cooperate with each other and use their respective reasonable best efforts to: (i) take or cause to be taken all actions reasonably necessary, proper or advisable on their part under this Agreement or applicable Law to consummate the transactions contemplated hereby as promptly as reasonably practicable in accordance with the Bid Procedures; (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents; (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, Orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the transactions contemplated hereby; (iv) not to take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby, except to the extent such action is otherwise expressly contemplated by this Agreement or the Bid Procedures; (v) provide the other Party with cooperation and take such actions as such other Party may reasonably request in connection with the consummation of the transactions contemplated hereby; and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated hereby.

(b)            Status Updates. Each of Sellers and Buyer shall promptly notify the other Party or Parties, as applicable, of the occurrence, to such Parties’ or Party’s, as applicable, knowledge, of any event or condition, or the existence of any fact or circumstance, that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied as of a reasonably foreseeable Closing Date.

Section 6.4            Tax Matters.

(a)            Transfer Taxes. All documentary, stamp, transfer, including land transfer, registration charges, including motor vehicle registration, sales, including GST/HST, provincial sales, harmonized sales, use, value added, goods and services, excise, consumption, turnover, and other similar non-Income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by Buyer. Upon the reasonable request of any Party, the other Party will furnish proof of the payment of those Transfer Taxes to the appropriate Governmental Entity, where permitted. Sellers and Buyer will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes, and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b)            Asset Taxes. All Asset Taxes for any Straddle Period shall be prorated and settled as Closing on the basis of the number of days of the relevant Tax period which have elapsed through the date immediately prior to the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated hereby. Sellers shall be allocated and bear all Asset Taxes for the portion of any Straddle Period ending on the date immediately prior to the Closing Date, and Buyer shall be allocated and bear all Asset Taxes for the portion of any Straddle Period that begins on the Closing Date. For the avoidance of doubt, to the extent any Seller has prepaid or deposited any amounts of any Asset Taxes prior to Closing, Seller shall receive credit for such amounts in determining payments of Asset Taxes.

(c)            Purchase Price Allocation.

(i)            As promptly as practicable after the Closing Date, but no later than 60 Business Days thereafter, Buyer will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Transferred Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (or similar provision of other applicable Law) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 6.4(c)(i), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will use their commercially reasonable efforts to agree on the allocations. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm or valuation specialist mutually agreeable to Buyer and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent Sellers did not object) will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” The fees and expenses of such accounting firm will be apportioned 50% to Sellers and 50% to Buyer.

(ii)           Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law, or as agreed to between the Parties as a result of any proposed assessment or reassessment by a relevant Tax authority, Sellers and Buyer and their respective Affiliates will report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and neither Sellers nor Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement.

(d)            Cooperation and Audits. Buyer and Sellers will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents, in each case, relating to Asset Taxes for any Straddle Period until the earlier of (i) the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes or (ii) 5 years after the Closing. Notwithstanding anything in this Section 6.4(d) to the contrary, Sellers, Buyer and their respective Affiliates shall not be required to provide to Sellers and their Affiliates or Buyer and its Affiliates, as the case may be, any records, Tax Returns or any other information, in each case, which includes any information not solely related to the Transferred Assets or the Business.

Section 6.5            Employment Matters.

(a)            Schedule 3.10 shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal). From time to time following the date hereof (and not later than 15 Business Days prior to the expected Closing Date), to the extent necessary, Sellers shall update Schedule 3.10 to reflect any changes thereto permitted by this Agreement. Sellers shall provide Buyer with any such updated Schedule 3.10 at least 15 Business Days prior to the expected Closing Date.

(b)            No later than ten Business Days prior to the expected Closing Date, Buyer shall, in consultation with Sellers, determine which of the Scheduled Employees will be offered employment by Buyer following the Closing; provided that any such offers and any related employment shall be subject to compliance with Buyer’s reasonable and lawful hiring policies (including a background check).

(c)            No later than two Business Days prior to the expected Closing Date, Buyer shall deliver to Sellers a list identifying each Scheduled Employee who has then accepted Buyer’s offer of employment or engagement (each Scheduled Employee who accepts such offer on or prior to the Closing Date and, subject to compliance with Buyer’s hiring policies, commences employment with Buyer, a “Continuing Employee”) and a list identifying each Scheduled Employee who has then rejected Buyer’s offer of employment or engagement.

(d)            Buyer shall use commercially reasonable efforts to cause each Buyer’s group health plans in which Continuing Employees are eligible to participate after the Closing (i) to waive any pre-existing conditions or limitations and eligibility waiting periods with respect to the Continuing Employees and their eligible dependents, to the extent waived, satisfied or not applicable to such Continuing Employee or dependent under the corresponding Seller Plan immediately prior to the Closing Date, and (ii) to give each Continuing Employee credit for the plan year of such plan in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred and paid under the corresponding Seller Plan prior to the Closing Date for the plan year of such Seller Plan in which the Closing Date occurs. Notwithstanding the foregoing, Buyer’s obligations under this Section 6.5(d) shall be conditioned on Sellers providing such information as Buyer deems necessary for it to satisfy its obligations hereunder within 30 days after the Closing Date (including, without limitation, evidence satisfactory to Buyer of (i) each Continuing Employee’s satisfaction of applicable eligibility and participation requirements under each applicable Seller Plan as of the Closing Date, and (ii) the amount of deductibles, co-payments and out-of-pocket expenses paid by each Continuing Employee (and his or her eligible spouse, domestic partner and dependents) prior to the Closing Date under the applicable Seller Plans for the plan year in which the Closing Date occurs, and Buyer shall not be deemed to be in default of the covenants set forth in this Section 6.5(d) if Seller fails to provide such information by such deadline).

(e)            Notwithstanding anything herein to the contrary, Buyer will have no obligation to offer employment to, and will have no Liability to or for, any current or former Seller Employee (other than Liability to or for a Continuing Employee arising on or after the Closing, and in connection with, such Continuing Employee’s employment with Buyer).

(f)            Sellers will be responsible for (i) the payment of all wages and salaries, accrued vacation or other paid time off (if any), and all other compensation, renumeration and benefits due to any Seller Employees based on employment prior to the Closing; (ii) the payment of any termination or severance payments with respect to terminations of employment or engagement with Sellers; provided, however, that Buyer shall reasonably cooperate with Sellers on the transition of any Continuing Employees to avoid triggering such obligations as possible; and (iii) any and all WARN Act notices, payments to Seller Employees or former employees, or related Liabilities arising under applicable law for employment losses, excluding any obligations to the extent related to Buyer’s employment of the Continuing Employees after the Closing.

(g)            At all times before and after the Closing, Sellers and the members of the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which any of them is a part (the “Selling Group”) shall cooperate with Buyer as necessary (and will promptly provide such information as is necessary or as is reasonably requested by Buyer) to enable Buyer and its Affiliates to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, to the extent Buyer determines it or any of its Affiliates is required by COBRA to do so, at the sole cost and expense of such M&A Qualified Beneficiaries. By way of example, and not limitation, Sellers and each member of the Selling Group shall (i) notify Buyer of the date on which Sellers and the Selling Group terminate all of their group health plans, with such notice to be provided as far in advance of (and at least 30 days prior to) such termination and (ii) provide Buyer with the information listed in Section 3.11(e) for each M&A Qualified Beneficiary not identified on Section 3.11(e) as far in advance of the occurrence of such M&A Qualified Beneficiary’s qualifying event as possible and, in any event, no later than the day after the occurrence of such qualifying event.

(h)            Nothing in this Agreement is intended to (i) be treated as an amendment of any particular Seller Plan, (ii) prevent Buyer or any of its Affiliates from establishing, amending or terminating any compensation or benefit plan, program, policy or arrangement of Buyer or its Affiliates, (iii) require Buyer or its Affiliates to establish, amend or terminate any compensation or benefit plan, program, policy or arrangement or (iv) create any right to employment or continued employment in any Seller Employee, any Continuing Employee or any other Person. Notwithstanding the foregoing or anything in this Agreement to the contrary, no current or former employee of Sellers or any beneficiary, spouse, domestic partner or dependent thereof is entitled to any third-party beneficiary or other rights under this Section 6.5 or under any other provisions of this Agreement with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee, beneficiary, spouse, domestic partner or dependent by Sellers, Buyer or any of their respective Affiliates or under any benefit plan which Sellers, Buyer or any of their respective Affiliates may maintain.

(i)            Sellers shall transfer to Buyer any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA and FUTA Taxes and any and all state unemployment payment reserves and/or charge history with respect to wages paid to Continuing Employees for the calendar year in which the Closing occurs (including Forms W-4 and Employee’s Withholding Allowance Certificates). Buyer and Sellers shall adopt the “standard procedure” for preparing and filing Forms W-2 with respect to any Continuing Employee, as described in Revenue Procedure 2004-53.

Section 6.6            Confidentiality. Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference in their entirety (and the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate (other than those which expressly survive the termination thereof pursuant to its terms)). If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Buyer acknowledges and understands that this Agreement, before it becomes otherwise publicly available, may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Sellers acknowledge that from and after the Closing, all non-public information relating to the Transferred Assets and the Assumed Liabilities, will be valuable and proprietary to Buyer and its Affiliates. Sellers agree that, from and after the Closing, no Seller will disclose to any Person any information relating to Buyer and its Affiliates, the Transferred Assets or the Assumed Liabilities, except to the Committee or as required by Law, Order, Bankruptcy Court requirement, or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 6.6.

Section 6.7            Publicity. Sellers and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the prior sentence shall not apply to any press release or public statement required by applicable Law or part of a filing in the Bankruptcy Proceeding, or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party and considered comments in good faith.

Section 6.8            Maintenance of Books and Records. After the Closing Date, Buyer shall until the second anniversary of the Closing Date, preserve, maintain and retain all material books, records, other documents and electronically stored information Related to the Business, including the Books and Records, in existence on the Closing Date and make the same available for inspection and copying by Sellers and the Committee, any of Sellers’ successors or assigns or any trustee in bankruptcy or other estate representative, and, in each case, any of their respective Representatives, during normal business hours of the Business upon reasonable request and upon reasonable notice.

Section 6.9            Insurance Matters.

(a)            Sellers shall, and shall cause their Affiliates to, assign, to the extent assignable, to Buyer any and all proceeds owing to Sellers under any Seller’s or any of their Affiliates’ third-party insurance policies written prior to the Closing in connection with (i) the damage or destruction of any of the Transferred Assets prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by Sellers or any of their Affiliates through self-insurance or other similar arrangements).

(b)            If such proceeds are not assignable, Sellers agree to pay any such proceeds received by them or any of their Affiliates to Buyer promptly upon the receipt thereof.

Section 6.10          Financing Obligations. In connection with the Remington Contract, as updated for the 2025 growing season, (a) prior to the Closing, Sellers will pay to Remington Seeds, LLC, or its applicable affiliate, the payment obligation designated for Sellers on Schedule 6.10 and (b) after the Closing, Buyer will pay to Remington Seeds, LLC, or its applicable affiliate, the payment obligations designated for Buyer on Schedule 6.10 (such Buyer payment, the “Remington Financing Obligation”).

Section 6.11          Consents. Prior to the Closing, Sellers will use commercially reasonable efforts to obtain the third-party consents, deliver the third-party notices, and enter into amendments under or with respect to the Contracts, Permits and other instruments set forth on Schedule 6.11.

Article VII

CONDITIONS TO CLOSING

Section 7.1            Conditions Precedent to Each Party’s Obligations. The Parties’ obligations to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a)            there shall not be in effect any Order of a Governmental Entity of competent jurisdiction or any Law preventing, restraining, making, making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)            the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be a Final Order, in full force and effect and not subject to a stay; and

Section 7.2            Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)            (i) the representations of Sellers contained in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.3(b)(ii), Section 3.9, and Section 3.12(a) of this Agreement (giving effect to any materiality limitations, such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date; and (ii) all other representations of Sellers contained in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure of any such representation and warranty to be so true and correct that has not had and would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

(b)            Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)            from the date of this Agreement until the Closing Date, there will have been no event or occurrence which has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)            Sellers shall be prepared to deliver or cause to be delivered each of the items referred to in Section 2.4 to the recipients thereof;

(e)            Sellers shall be in compliance with all provisions of the DIP Credit Agreement and the Final DIP Order (as defined in the DIP Credit Agreement), and there shall exist no defaults or events of default under any of the foregoing; and

(f)            Buyer shall have received from Sellers a certificate signed by an authorized officer of Sellers on behalf of Sellers certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3          Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)            the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure of any such representation and warranty to be so true and correct as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Buyer to consummate the transactions contemplated hereby and deliver the Purchase Price pursuant to Section 2.1;

(b)            Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c)            Sellers shall have received from Buyer a certificate signed by an authorized officer of Buyer on behalf of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)            Buyer shall be prepared to deliver or cause to be delivered each of the items referred to in Section 2.3 to the recipients thereof.

Section 7.4          No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its reasonable best efforts (or such other applicable efforts standard expressly contemplated hereby) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

Article VIII

TERMINATION

Section 8.1            Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)            by mutual written consent of Buyer and Sellers;

(b)            automatically, upon the consummation of a Competing Transaction;

(c)            by either Buyer or Sellers, upon written notice to the other Party:

(i)            if the Closing has not occurred by 5:00 p.m., prevailing Central time, on May 23, 2025 (the “Termination Date”), which date may be extended by mutual agreement of Buyer and Seller, with respect to any cure period pursuant to Section 8.1(d)(i) or Section 8.1(e)(i); provided that neither Buyer nor any Seller may terminate this Agreement pursuant to this Section 8.1(c) if such Party (or its applicable Affiliate) is in material breach of any of its respective covenants or other obligations hereunder to the extent required to be performed prior to the Closing and such material breach causes, or results in, the failure of the Closing to occur by the Termination Date;

(ii)           if there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (it being agreed that the Parties will promptly appeal any adverse determination which is appealable unless and until this Agreement is terminated pursuant to this Section 8.1);

(iii)          if the Bankruptcy Proceeding is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(iv)          if Buyer is not selected as the Winning Bidder or a Back-Up Bidder (each as defined in the Bid Procedures) upon entry of the Sale Order.

(d)            by Buyer, upon written notice to Sellers:

(i)            in the event of a breach by Sellers of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Buyer to Sellers of such breach; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Buyer provides such written notice to Sellers within 30 days of the Termination Date, then the Termination Date shall be extended until the end of the 30-day cure period set forth in this Section 8.1(d)(i);

(ii)           if, following entry by the Bankruptcy Court, the Sale Order is materially amended, modified or supplemented without Buyer’s prior written consent or is voided, reversed or vacated (provided that Buyer shall not be able to terminate this Agreement pursuant to this Section 8.1(d)(ii) if, prior to such termination, the Sale Order shall have become a Final Order); or

(e)            by Sellers, upon written notice to Buyer:

(i)            in the event of a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement, if (A) such breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Sellers to Buyer of such breach; provided that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Sellers provide such written notice to Buyer within 30 days of the Termination Date, then the Termination Date shall be extended until the end of the 30-day cure period set forth in this Section 8.1(e); or

(ii)           if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) Sellers have irrevocably confirmed by written notice to Buyer that (1) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.3 if the Closing were to occur, and (2) they are ready, willing and able to consummate the Closing and (C) Buyer fails to consummate the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.2; provided, however, that any purported termination by Buyer pursuant to Section 8.1(c)(i) shall be deemed to be a termination by Sellers pursuant to this Section 8.1(e)(ii) if Sellers are entitled to terminate this Agreement pursuant to this Section 8.1(e)(ii) at the time of such termination.

Section 8.2            Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in this Section 8.2, Section 8.3, Article IX and in the Confidentiality Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 8.2 shall be deemed to release any Party from liability for any willful or material breach of this Agreement prior to termination.

Section 8.3            Expense Reimbursement Amount. In consideration of Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Buyer as a stalking-horse bidder, if (x) (i) Buyer is not identified as the Winning Bidder (as defined in the Bid Procedures) and (ii) a Competing Transaction is consummated or approved; or (y) this Agreement is terminated pursuant to Section 8.1(b) in accordance with the consummation of a Competing Transaction, then, without further order from the Bankruptcy Court, Sellers shall pay, or shall cause the buyer in such Competing Transaction to pay, to Buyer in cash in connection with or immediately following such event, the Expense Reimbursement Amount from the cash proceeds of such Competing Transaction.

Article IX

MISCELLANEOUS

Section 9.1            Survival. The Parties agree that the representations, warranties, covenants or agreements contained in this Agreement (other than with respect to Section 3.16, Section 6.6 and this Article IX) will not survive the Closing hereunder, and none of the Parties will have any liability to each other after the Closing for any breach of such representations, warranties, covenants or agreements which may be made, or Action instituted, after the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.

Section 9.2            Notices. Unless otherwise set forth herein, all notices and other communications, including consents and waivers, to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by recognized overnight courier service upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 9.2; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

c/o Expedition AG Holdings, LLC

7701 Forsyth Blvd, 10th Floor

St. Louis, MO 63105

Attention: Mike DeCamp

Email: miked@expedition-ag.com

With a copy to:

Perkins Coie LLP

1888 Century Park East

Suite 1700

Los Angeles, CA 90067

Attention: Amir Gamliel; David Martinez

Email: AGamliel@perkinscoie.com; DMartinez@perkinscoie.com

and

Lewis Rice LLC

600 Washington Avenue

Suite 2500

St. Louis, MO 63101

Attention: John J. Hall; John C. Bodnar

Email: jhall@lewisrice.com; jbodnar@lewisrice.com

To Sellers or Debtors:

Benson Hill, Inc.

1200 Research Boulevard

Saint Louis, MO 63132 Attn: Dan Cosgrove

Email: dcosgrove@benshonhill.com

With a copy to:

Faegre Drinker Biddle & Reath LLP

222 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Attn: Ian Bambrick; Andrew Anderson

Email: ian.bambrick@faegredrinker.com;

Andrew.anderson@faegredrinker.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.2.

Section 9.3            Entire Agreement; Amendments and Waivers. This Agreement together with the other agreements referred to herein, including the Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed, in the case of an amendment, supplement or change, by the Parties, or in the case of a waiver, by the Party against whom enforcement of such waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.4            Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates or entities formed for the purpose of serving as the “Buyer” hereunder and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each of clause (a) and (b) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.

Section 9.5            Expenses. Except as otherwise expressly provided in this Agreement, including as set forth in Sections 2.1 and 8.3, whether or not the transactions contemplated hereby are consummated, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and all proceedings incident thereto.

Section 9.6          Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

Section 9.7            Specific Performance.

(a)            The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including without limitation specific performance of such covenants, promises or agreements (including to cause Buyer to consummate the Closing and to make the payments contemplated by this Agreement pursuant to Section 2.1) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.7 will be in addition to any other rights which a Party may have at Law or in equity pursuant to this Agreement.

(b)            The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 9.7.

Section 9.8            Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)            Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and attorn to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 9.2. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 9.2; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)            Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

Section 9.9            Interpretation; Construction.

(a)            The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)            Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c)            Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)            Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)            Unless otherwise specified in this Agreement, all references in this Agreement (i) to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) to this Agreement mean this Agreement (taking into account the provisions of Section 9.3) as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(f)            With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g)            All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 9.10          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.11          Counterparts and Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by any party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

BUYER

EXPEDITION AG HOLDINGS, LLC By: Expedition Ag Partners, LLC

By:	/s/ Michael L. DeCamp
Name: Michael L. DeCamp
Title: President & Chief Executive Officer

S2G Builders Food & Agriculture Fund III, LP By: S2G Investments, LLC, its investment manager

By:	/s/ Sanjeev Krishnan
Name: Sanjeev Krishnan
Title: Authorized Signatory

PROAGINVEST, LLC

By:	/s/ Bob Trogele
Name: Bob Trogele
Title: Chief Executive

STEVE KAHN

By:	/s/ Steve Kahn

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.-

Sellers BENSON HILL, INC.

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Interim Chief Executive Officer, General Counsel and Secretary

BENSON HILL HOLDINGS, INC.

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

BENSON HILL FRESH, LLC

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

BENSON HILL SEEDS HOLDING, INC.

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]

BENSON HILL SEEDS, INC.

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

BHB HOLDINGS, LLC

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

J&J SOUTHERN FARMS, LLC

By:	/s/ Daniel J. Cosgrove
Name: Daniel J. Cosgrove
Title: Chief Interim Executive Officer, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]

Exhibit A
Defined Terms

Unless otherwise defined in this Agreement, the following terms have the meaning specified in this Exhibit A.

“Accounts Payable” means all trade accounts payable and other obligations of payment to any Person to the extent attributable to a Transferred Asset or otherwise Related to the Business, except to the extent included in Excluded Liabilities.

“Accounts Receivable” means all trade accounts receivable and other rights to payment from any Person other than any Seller or its Affiliates to the extent attributable to a Transferred Asset, except to the extent included in Excluded Assets.

“Acquisition” has the meaning set forth in the Recitals.

“Action” shall mean any action, suit, claim, right, cause of action, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 6.4(c)(i).

“Asset Taxes” means real property, personal property and similar ad valorem Taxes pertaining to the Transferred Assets.

“Assigned Contract Schedule” has the meaning set forth in Section 1.1(f).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption and Assignment Agreements” has the meaning set forth in Section 2.3(d).

“Auction” means the auction to be conducted for the sale of the Transferred Assets under the Bid Procedures.

“Avoidance Action” means any avoidance claims, right or cause of action under Chapter 5 of the Bankruptcy Code or any analogous state law, in each case, that relates to the Transferred Assets.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

A-1

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Bid Procedures” has the meaning set forth in the Recitals.

“Bid Procedures Order” has the meaning set forth in the Recitals.

“Books and Records” means originals, or where not available (or in the case of Tax Returns and related workpapers, books and records), copies, of all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) related to the Transferred Assets, but excluding any such items to the extent (a) they are expressly included in or exclusively related to any Excluded Assets or Excluded Liabilities, (b) any Law prohibits their transfer, or (c) they are subject to legal privilege (other than title opinions).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m., prevailing Central time, other than a Saturday, a Sunday, a day on which banks in Chicago, Illinois or St. Louis, Missouri are authorized or required by Law, executive order or other governmental action to close, or a day on which their administrative offices are closed due to any other Order of a relevant Governmental Entity.

“Business IT Systems” has the meaning set forth in Section 3.14(g).

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.2.

“Closing Assigned Contracts” has the meaning set forth in Section 1.1(f).

“Closing Costs” means all customary costs, fees and expenses related to the Acquisition that are awarded by the Bankruptcy Court, including any fee and expense payable to Piper Sandler & Co., Sellers’ investment banker; provided that nothing herein shall be deemed to be a waiver by Buyer of the right to object to the retention application or any “success fee” or similar fee sought by or on behalf of Piper Sandler & Co.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Committee” means the official committee of unsecured creditors appointed by the United States Trustee in the Bankruptcy Proceeding.

“Competing Transaction” has the meaning set forth in Section 5.1(a).

A-2

“Confidentiality Agreement” means, collectively, that confidentiality agreements entered into between Buyer or any of its affiliates and Sellers in connection with a proposed transaction.

“Contaminant” means any solid, liquid, gas, offensive odor, heat, sound, vibration or radiation that results directly or indirectly from human activities that may cause an adverse environmental effect.

“Continuing Employee” has the meaning set forth in Section 6.5(c).

“Contract” means any legally binding written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Credit Bid Amount” has the meaning set forth in Section 2.1.

“Cure Costs” means with respect to the Bankruptcy Proceeding, monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code or in connection with the assumption and/or assignment of any Closing Assigned Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“Debtors” has the meaning set forth in the Preamble.

“Designation Deadline” shall have the meaning set forth in Section 1.6(b).

“DIP Credit Agreement” means that certain Debtor-in-Possession Secured Term Promissory Note, dated as of April 23, 2025, by and among certain Sellers and Buyer.

“DIP Obligations” means all principal, interest, fees, expenses and other amounts payable to Buyer pursuant to the DIP Credit Agreement, including, without limitation, any principal, interest, fees, costs, expenses, charges, and disbursements of Buyer, including the reasonable and documented fees and expenses of Buyer’s attorneys, advisors, accountants and other consultants, any obligations in respect of indemnity claims, whether contingent or absolute, in each case, to the extent constituting Sellers’ obligations of any kind under the DIP Credit Agreement.

“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

“Environmental Law” means any applicable Law relating in any way to the protection of the Environment, environmental assessment, Hazardous Substances (including the use, manufacture, handling, transportation, production, disposal, discharge, storage or emission of Hazardous Substances), occupational health and safety, protection of any form of plant or animal life, natural resources or transportation of dangerous goods, including the principles of common law and equity.

“Equitable Exception” has the meaning set forth in Section 3.2(b).

A-3

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with any Seller is, or at any relevant time, was treated as single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Excluded Actions” has the meaning set forth in Section 1.2(m).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(j).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Expense Reimbursement Amount” means the aggregate amount of all reasonable and documented out of pocket costs, expenses and fees incurred by Buyer in connection with evaluating, negotiating, documenting and performing the transactions contemplated by this Agreement and the Transaction Documents, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by or on behalf of Buyer in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, including the Bankruptcy Proceeding and other judicial and regulatory proceedings related to the Acquisition, up to a maximum amount of 4% of the Purchase Price, which amount shall be payable as set forth in Section 8.3.

“FCPA” has the meaning set forth in Section 3.8(b).

“Final Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect.

“Financial Statements” has the meaning set forth in Section 3.4.

“Final DIP Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing pursuant to Sections 105, 326, 363, 364, 503 and 507 of the Bankruptcy Code and Bankruptcy Rule 4001, together with all extensions, modifications and amendments thereto.

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, machinery, tools, fixtures and other personal and mixed property, operational and nonoperational, that are Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

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“Further Assignment Notice” shall have the meaning set forth in Section 1.6(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court, council or other legislative, executive or judicial governmental authority, agency, commission, department, board or entity, or any political subdivision thereof, including without limitation the Bankruptcy Court, or any person acting under the authority of any of the foregoing (including any arbitrator with the authority to bind the parties at Law) or any other authority, agency, commission, department, association or board charged with the administration, regulation or enforcement of Laws.

“Hazardous Substance” means any Contaminant, underground or above-ground tanks, pollutant, dangerous or potentially dangerous substance, noxious or toxic substance, hazardous material or substance, waste (including subject waste, liquid industrial waste, other industrial waste, toxic waste, corrosive waste and hazardous waste) and deleterious substance, and includes (without limitation) any flammables, explosives, fuel, micro-organism, radioactive material, lead, asbestos, asbestos containing materials, polycholorinated biphenyls (“PCB”), PCB-containing equipment or materials, pesticides, defoliants, fungi (including without limitation mold or spores arising from fungi), chlorofluorocarbons, hydrocholorofluorocarbons, urea formaldehyde foam insulation, radon gas, chemicals, substances and agents known or believed to cause cancer or reproductive toxicity, toxic substances, petroleum and petroleum-based substances, electrical or magnetic fields, and any other solid, liquid, gas, vapor, odor, heat, sound, vibration, radiation, micro waves, substance, organic or inorganic matter, condition or chemical, biological or physical agent of any nature or kind that is now or hereafter prohibited, controlled, monitored or regulated pursuant to Environmental Laws.

“Income Taxes” means any Taxes that are based upon, measured by, or calculated with respect to (a) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum Tax, and any Tax on items of Tax preference), (b) multiple bases (including, but not limited to, corporate franchise, doing business, occupation and similar Taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a) of this definition, or (c) any net worth, franchise or similar Taxes.

“Intellectual Property” means all intellectual property rights arising in any jurisdiction of the world, including with respect to any of the following: (a) trademarks, service marks, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues; (c) industrial designs, integrated circuit topographies, and mask works; (d) trade secrets and proprietary rights in confidential information; (e) copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof, and the benefit of any waivers of moral rights; and (f) Internet domain names.

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“Intellectual Property Agreement” means collectively all Contracts to which any Seller or any of Sellers’ Affiliates is a party (a) relating to the acquisition, transfer, development, license, use, commercialization, or other exploitation of Intellectual Property or any settlement agreements, covenant not to asserts, waiver or release of rights in, to or under Intellectual Property and (b) Related to the Business.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Sellers or any of its Affiliates for goods or services sold or provided by the Business to Sellers or any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by the Business to Sellers or any of its Affiliates, whether current or non-current.

“Inventory” means all inventory Related to the Business, wherever located, including all finished goods whether held at any location or facility of Sellers or any of their Affiliates or in transit to Sellers or any of their Affiliates, in each case as of the Closing Date.

“IP Assignments” has the meaning set forth in Section 2.3(e).

“IRS” has the meaning set forth in Section 3.11.

“Knowledge” means, with respect to each Seller, the actual knowledge after reasonable investigation, in each case of Dan Cosgrove and Kim Hurst.

“Law” means any federal, state, provincial, local or municipal law, bylaw, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, criteria, protocols, codes of practices, writ, injunction, decree, arbitration award, agency requirement, license, Permit or other lawful requirements of any Governmental Entity now or hereafter in force.

“Liabilities” means any and all judgments, debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” means any and all liens, encumbrances, charges, liabilities, interests, successorship interests, or any other charge of any nature whatsoever that may be asserted against any of the Transferred Assets.

“M&A Qualified Beneficiary” has the meaning set forth in Section 3.12(d).

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“Material Adverse Effect” means any effect, event, change, occurrence, condition or state of facts which has had, individually or when considered together with any other effects, events, changes, occurrences, conditions or states of facts, a materially adverse effect on the financial condition, properties, assets, business or results of operations of the Business; provided, however, that in no event shall an effect, event, change, occurrence, condition or state of fact resulting from the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect: (i) any change in the economics conditions of the United States or financial markets in general, (ii) any economic conditions that generally affect the participants in the agriculture technology industry, (iii) any change arising in connection with acts of God, natural disasters, earthquakes, epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events (including any non-human epidemic, plague, pandemic or other similar disease outbreak or illness), the declaration of a national emergency, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events or hostilities, acts of war, sabotage or terrorism or military actions, (iv) any change in applicable Laws or accounting rules or the interpretation or enforcement thereof, (v) any actions required or expressly permitted to be taken by Sellers pursuant to this Agreement or any actions taken by Sellers or the other Debtors at Buyer’s written request; (vi) any action not taken by Sellers at Buyer’s written request; (vii)  the execution, performance, public announcement, pendency or consummation of this Agreement, the Bankruptcy Proceeding, or (viii)(A) any Action approved by, motion made before or Orders of the Bankruptcy Court or a court of similar jurisdiction and purpose or (B) the fact that Sellers and the other Debtors are operating as debtors-in-possession under the Bankruptcy Court or a court of similar jurisdiction; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other participants in the agriculture technology industry; provided, that in no event shall any reasonably anticipated effect, event, change, occurrence, condition or state of fact arising from the commencement, pendency, conduct or prosecution of the Bankruptcy Proceeding be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Necessary Consent” has the meaning set forth in Section 1.7.

“Notice of Potential Assignment” has the meaning set forth in Section 1.6(a).

“Omitted Transferred IP” has the meaning set forth in Section 1.8(b).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the conduct of the Business, consistent with the normal day-to-day customs, practices and procedures of the Business.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

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“Permitted Encumbrance” means (a) any Liens that are expressly permitted by the Sale Order to remain attached to the Transferred Assets following the Closing, (b) any Lien on the Transferred Assets that will be expunged, released or discharged at the Closing by operation of the Sale Order, (c) non-exclusive licenses, covenants not to sue and similar rights granted with respect to Intellectual Property granted in the Ordinary Course, (d) undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens) which, individually or in the aggregate, are not material, arising or incurred in the Ordinary Course, and (e) servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property or mineral property, or any interest therein, whether registered or unregistered, which, individually or in the aggregate, are not material to the Business.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “PII”) provided by applicable Laws, or by any Seller in any of its privacy policies, notices, or Contracts, collectively, all data or information that identifies, could be used to identify, or is otherwise associated with an individual person, including employees, customers, and other individuals, or device.

“Proposed Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Purchase Price” has the meaning set forth in Section 2.1.

“Registered Intellectual Property” means any Transferred Intellectual Property that is the subject of an application or registration with any Governmental Entity, including any domain name registration and any application or registration for any patent, copyright or Trademark.

“Related Materials” has the meaning set forth in Section 2.4(i).

“Related to the Business” means all assets, properties and rights (x) held by Sellers and (y) related to, or used in connection with, or necessary for the operation of the Business as carried on by Sellers prior to the Closing.

“Remington Contract” has the meaning set forth in Section 1.1(f).

“Remington Financing Obligation” has the meaning set forth in Section 6.10.

“Representatives” means with respect to a Person, such Person’s officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors and other representatives.

“Sale Hearing” means a sale hearing held pursuant to the Bid Procedures.

“Sale Order” means an order entered by the Bankruptcy Court, substantially in the form of Exhibit B hereto, with such changes as may be agreed by Buyer and Sellers, each acting reasonably, approving the transactions contemplated by this Agreement and vesting the Transferred Assets in Buyer, free and clear of all Liens, charges, interests and encumbrances, other than the Permitted Encumbrances, consistent with the terms of this Agreement.

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“Scheduled Employees” has the meaning set forth in Section 6.5(a).

“Seller Contracts” means any Contracts to which any Seller is a party.

“Seller Disclosure Schedule” means the disclosure schedule delivered to Buyer by Sellers prior to the Closing Date, and as modified by Seller from time to time between the date hereof and the Closing Date, except to the extent that the modification relates to a Material Adverse Effect.

“Seller Employees” means the current or former employees (including those on leave from work due to sickness, disability, temporary layoff, leave of absence, disability or other non-active status or any statutory leave) of Sellers.

“Seller Marks” means all Trademarks owned or purported to be owned by Sellers or any of its Affiliates listed on Schedule A.2.

“Seller Plan” means any employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), in each case, which is sponsored, contributed to or maintained by, or required to be sponsored, contributed to or maintained by, or with respect to which any Liability or potential Liability is borne by any Seller (including any Liability by reason of ever having an ERISA Affiliate).

“Sellers” has the meaning set forth in the Preamble.

“Selling Group” has the meaning set forth in Section 6.5(g).

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Tax Returns” means any return, report, declaration, election, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions, and other charges of any kind imposed by any Governmental Entity, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, all income, profits, environmental, stamp, gross receipts, premium, value added, severance, property, production, sales, harmonized sales, goods and services, use, duty, license, excise, franchise, payroll, unemployment, employment, disability, escheat and unclaimed property, transfer, registration, or mortgage tax.

“Termination Date” has the meaning set forth in Section 8.1(c)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

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“Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement and includes, for greater clarity, the Assignment and Assumption Agreements and the IP Assignments.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Intellectual Property” means all: (a) Intellectual Property owned or purported to be owned by Sellers; and (b) Intellectual Property owned or purported to be owned by any Affiliate of Sellers to the extent Related to the Business, in each case, together with all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; provided, however, that Transferred Intellectual Property shall not include any Seller Marks.

“Transferred Leased Property” means all real property that is the subject of the Transferred Leases, together with any right, title and interest of Sellers in and to the leasehold estate created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments.

“Transferred Leases” means shall mean each Contract designated as a “Transferred Lease” on Schedule 1.1(f).

“Transferred Permits” has the meaning set forth in Section 1.1(i).

“Wind-Down Account” has the meaning set forth in Section 2.1.

“Wind-Down Amount” means the amount equal to $750,000; plus any savings on contested motions, as has been agreed upon by the DIP Lenders (as the term “DIP Lenders” is defined the Final DIP Order) and the Committee; provided that in no event shall the Wind-Down Amount exceed $1,000,000.

A-10

Exhibit B
Sale Order

B-1